Boxlight Reports Second Quarter 2023 Financial Results

•	Revenue was $47.1 million for the quarter, a decrease of 21.1% from the prior year quarter

•	Net loss per basic and diluted common share decreased by $0.08 to ($0.12) from the prior year quarter

•	Adjusted EBITDA increased by $0.2 million to $5.4 million from the prior year quarter

1.3j
	•	Ended quarter with $15.6 million in Cash, $64.8 million in Working Capital and $50.9 million in Stockholders’ Equity

•	Expect Q3 2023 Revenue of $60 million and Adjusted EBITDA of $10 million

Duluth, GA – Business Wire – August 9, 2023 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the second quarter ended June 30, 2023.

Key Financial Highlights for Q2 2023 as Compared to Q2 2022

•	Revenue decreased by 21.1% to $47.1 million

•	Customer orders decreased by 37% to $51.2 million

•	Gross profit margin improved by 970 basis points to 37.9%

•	Net loss increased by $0.8 million to ($0.8) million

.1
	•	Adjusted EBITDA increased by $0.2 million to $5.4 million

•	Net loss per basic and diluted common share decreased by $0.08 to ($0.12)

•	Ended the quarter with $15.6 million in Cash, $64.8 million in Working Capital and $50.9 million in Stockholders’ Equity

Key Business Highlights for Q2 2023

•	Received key U.S. customer orders of $7.2 million from Bluum, $6.7 million from Graphics Distribution, $2.8 million from Data Projections, and $1.8 million from Camera Mundi.
•	Received key international customer orders of $2.6 million from ASI Solutions (Australia) and $1.0 million from Avion Interactive (Finland).

•	Achieved Education Services Partner Specialization in the Google Cloud Partner Advantage program for our EOS professional services group.
•	Launched PowerLine, a low-voltage power supply, and the MyFrontRow app for intuitive control of classroom audio from interactive displays for our ezRoom audio system.
•	Introduced MyBot, an upgraded education robotics system as part of our STEM product line.
•	Introduced the Clevertouch IMPACT Lux, a Google EDLA-certified interactive display at ISTE Live 2023 and expect to commence shipments during the third quarter of 2023.

•	Received five Tech & Learning Awards of Excellence for Best of 2023 across multiple products and brands including Mimio Pro4, CleverLive, CleverHub, Clevertouch UX and Mimio DS.
•	Awarded The Best Technology Solution for Student Safety for our FrontRow Attention! Product at the 5th Annual EdTech Breakthrough Awards.
•	Won seven Best in Show awards at InfoComm 2023 for our MimioWall, Mimio DS, IMPACT Lux, CleverLive and LYNX Whiteboard solutions.

Management Commentary

“Although demand remained softer than expected during the second quarter, we delivered record gross profit margin and strong profitability for the second quarter,” commented Michael Pope, Chairman and Chief Executive Officer. “Our increased profitability compared to Q2 2022 is attributable to our gross profit margin of 38% and our commitment to maintaining conservative operating expense levels. We remain confident in our outlook for the remainder of 2023 and expect growth in customer orders for the second half of the year.”

Financial Results for the Three Months Ended June 30, 2023

Total revenues for the three months ended June 30, 2023 were $47.1 million as compared to $59.6 million for the three months ended June 30, 2022, resulting in a 21.1% decrease. The decrease in revenues was primarily due to lower sales volume across all markets.

Cost of revenues for the three months ended June 30, 2023 were $29.2 million as compared to $42.8 million for the three months ended June 30, 2022, resulting in a 31.7% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, along with lower manufacturing and shipping costs in the second quarter of 2023 compared to the prior year’s second quarter.

Gross profit for the three months ended June 30, 2023 was $17.8 million as compared to $16.8 million for the three months ended June 30, 2022, an increase of 5.9%. The gross profit margin was 37.9% for the three months ended June 30, 2023 and 28.2% for the three months ending June 30, 2022. The increase in gross profit is primarily related to the decrease in manufacturing and shipping costs noted above.

Total operating expenses for the three months ended June 30, 2023 were $15.8 million, accounting for 33.5% of revenues, as compared to $16.0 million and 26.8% of revenues for the three months ended June 30, 2022.

Other expense, net for the three months ended June 30, 2023 was $2.6 million as compared to other expense, net, of $814 thousand for the three months ended June 30, 2022, representing an increase of $1.8 million. The increase was primarily due to a $1.5 million change in the fair value of derivative liabilities from the prior year period, and a $0.3 million increase in interest expense.

Net loss was $811 thousand for the three months ended June 30, 2023. Net income was $26 thousand for the three months ended June 30, 2022 and was a result of the changes noted above.

The net loss attributable to common shareholders was $1.1 million and $0.3 million for the three months ended June 30, 2023 and 2022, respectively, after deducting fixed dividends paid to Series B preferred shareholders of $317 thousand in both years.

Total comprehensive income was $0.9 million for the three months ended June 30, 2023. Total comprehensive loss was $4.6 million for the three months ended June 30, 2022. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $1.7 million gain for the three months ended June 30, 2023 and a $4.6 million loss for the three months ended June 30, 2022.

Basic and diluted EPS for the three months ended June 30, 2023 was ($0.12) compared to ($0.04) for the three months ended June 30, 2022.

EBITDA for the three months ended June 30, 2023 was $4.5 million, as compared to $4.8 million EBITDA for the three months ended June 30, 2022.

Adjusted EBITDA for the three months ended June 30, 2023 was $5.4 million, as compared to $5.2 million for the three months ended June 30, 2022. Adjustments to EBITDA included stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with prior period acquisitions.

At June 30, 2023, Boxlight had $15.6 million in cash and cash equivalents, $64.8 million in working capital, $37.8 million in inventory, $182.3 million in total assets, $47.2 million in debt, net of debt issuance costs, $50.9 million in stockholders’ equity, 9.5 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.

Financial Results for the Six Months Ended June 30, 2023

Total revenues for the six months ended June 30, 2023 were $88.2 million as compared to $110.2 million for the six months ended June 30, 2022, resulting in a 19.9% decrease. The decrease in revenues was primarily due to a lower sales volume across all markets and a decrease in foreign exchange rates during the first half of 2023 as compared to the first half of 2022.

Cost of revenues for the six months ended June 30, 2023 were $55.3 million as compared to $80.8 million for the six months ended June 30, 2022, resulting in a 31.6% decrease. The decrease in cost of revenues was attributable to the decrease in units sold, along with lower manufacturing and shipping costs in the first half of 2023 compared to the first half of the prior year.

Gross profit for the six months ended June 30, 2023 was $33.0 million as compared to $29.5 million for the six months ended June 30, 2022, an increase of 12.0%. The gross profit margin was 37.4% for the six months ended June 30, 2023 and 26.7% for the six months ending June 30, 2022. The increase in gross profit is primarily related to the decrease in manufacturing and shipping costs noted above.

Total operating expenses for the six months ended June 30, 2023 were $31.1 million as compared to $32.0 million for the six months ended June 30, 2022. The decrease can be attributed primarily to a decrease in stock compensation expense.

Other expense, net for the six months ended June 30, 2023 was $5.3 million as compared to other expense, net, of $2.3 million for the six months ended June 30, 2022, representing an increase of $3.0 million. The increase was primarily due to a $1.7 million change in the fair value of derivative liabilities from the prior year period, a $0.9 million gain recognized upon the settlement of certain debt obligations in the prior year, and a $0.5 million increase in interest expense.

The Company reported a net loss of $3.7 million for the six months ended June 30, 2023 as compared to a net loss of $4.8 million for the six months ended June 30, 2022.

The net loss attributable to common shareholders was $4.4 million and $5.5 million for the six months ended June 30, 2023 and 2022, respectively, after deducting fixed dividends paid to Series B preferred shareholders of $635 thousand in both years.

Total comprehensive loss was $1.5 million and $11.2 million for the six months ended June 30, 2023 and 2022, respectively, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect year to date of $2.3 million gain and $6.4 million loss for the six months ended June 30, 2023 and 2022, respectively.

EPS loss for the six months ended June 30, 2023 was ($0.47) per basic and diluted share, compared to ($0.67) per basic and diluted share for the six months ended June 30, 2022.

EBITDA for the six months ended June 30, 2023 was $6.4 million, as compared to $4.4 million EBITDA for the six months ended June 30, 2022.

Adjusted EBITDA for the six months ended June 30, 2023 was $8.7 million, as compared to $6.4 million for the six months ended June 30, 2022. Adjustments to EBITDA include stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

Second Quarter 2023 Financial Results Conference Call

Boxlight Corporation, a Nevada corporation (the “Company”), will hold a conference call to announce its Second Quarter 2023 financial results on Wednesday, August 9, 2023, at 4:30 p.m. Eastern Time.

The conference call details are as follows:

Date:	Wednesday, August 9, 2023
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-888-506-0062 (Domestic) 1-973-528-0011 (International)
Participant Access Code:	437132
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/48673

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, August 23, 2023, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 48673.

Use of Non-GAAP Financial Measures

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, fair value adjustments to deferred revenue, and non-cash gains and losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.

We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition

We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three months ended	Three months ended
	June 30,	June 30,	%
	2023	2022	Decrease
	(Dollars in thousands)
Total revenues
As reported	$47,052	$59,628	(21)%
Impact of foreign currency	88	-
Constant-currency	$47,140	$59,628	(21)%

	Six Months Ended	Six Months Ended
	June 30,	June 30,	%
	2023	2022	Decrease
	(Dollars in thousands)
Total revenues
As reported	$88,242	$110,231	(20)%
Impact of foreign currency	2,341	-
Constant-currency	$90,583	$110,231	(18)%

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022, as filed on March 17, 2023 and its Quarterly Report on Form 10-Q filed on May 10, 2023.

Boxlight Corporation

Condensed Consolidated Balance Sheets

As of June 30, 2023 and December 31, 2022

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
	(Unaudited)	(as adjusted)*
ASSETS
Current assets:
Cash and cash equivalents	$15,588	$14,591
Accounts receivable – trade, net of allowances	37,635	31,009
Inventories, net of reserves	37,809	58,211
Prepaid expenses and other current assets	10,014	7,433
Total current assets	101,046	111,244

Property and equipment, net of accumulated depreciation	1,545	1,733
Operating lease right of use asset	3,556	4,350
Intangible assets, net of accumulated amortization	49,869	52,579
Goodwill	25,470	25,092
Other assets	827	397
Total assets	$182,313	$195,395

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$21,108	$36,566
Short-term debt	3,807	845
Operating lease liabilities, current	1,699	1,898
Deferred revenues, current	8,248	8,308
Derivative liabilities	512	472
Other short-term liabilities	878	386
Total current liabilities	36,252	48,475

Deferred revenues, non-current	15,682	15,603
Long-term debt	43,369	43,778
Deferred tax liabilities, net	5,571	4,680
Operating lease liabilities, non-current	2,038	2,457
Total liabilities	102,912	114,993

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 68,750,000 shares authorized; 9,465,494 and 9,339,587 Class A shares issued and outstanding, respectively	1	1
Additional paid-in capital	118,379	117,849
Accumulated deficit	(68,854)	(65,043)
Accumulated other comprehensive income (loss)	1,366	(914)
Total stockholders’ equity	50,892	51,893

Total liabilities and stockholders’ equity	$182,313	$195,395

*As adjusted for reverse stock split

Boxlight Corporation

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

For the three and six months ended June 30, 2023 and 2022

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues, net	$47,052	$59,628	$88,242	$110,231
Cost of revenues	29,224	42,794	55,266	80,781
Gross profit	17,828	16,834	32,976	29,450

Operating expense:
General and administrative	15,227	15,304	29,958	30,762
Research and development	525	649	1,122	1,261
Total operating expense	15,752	15,953	31,080	32,023

Income (loss) from operations	2,076	881	1,896	(2,573)

Other income (expense):
Interest expense, net	(2,788)	(2,417)	(5,235)	(4,733)
Other expense, net	(28)	(60)	(50)	(74)
Gain on settlement of liabilities, net	—	3	—	856
Change in fair value of derivative liabilities	184	1,660	(40)	1,650
Total other expense	(2,632)	(814)	(5,325)	(2,301)
Income (loss) before income taxes	$(556)	$67	$(3,429)	$(4,874)
Income tax (expense) benefit	(255)	(41)	(306)	45
Net income (loss)	$(811)	$26	$(3,735)	$(4,829)
Fixed dividends - Series B Preferred	(317)	(317)	(635)	(635)
Net loss attributable to common stockholders	$(1,128)	$(291)	$(4,370)	$(5,464)

Comprehensive income (loss):
Net income (loss)	$(811)	$26	$(3,735)	$(4,829)
Other comprehensive income (loss):
Foreign currency translation adjustment	1,722	(4,637)	2,280	(6,409)
Total comprehensive income (loss)	$911	$(4,611)	$(1,455)	$(11,238)

Net loss per common share – basic and diluted, as adjusted*	$(0.12)	$(0.04)	$(0.47)	$(0.67)

Weighted average number of common shares outstanding – basic and diluted, as adjusted*	9,385	8,228	9,359	8,176

*As adjusted for reverse stock split.

Reconciliation of net income (loss) for the three and six months June 30, 2023 and 2022 to EBITDA and Adjusted EBITDA

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands)	2023	2022	2023	2022
Net Income (loss)	$(811)	$26	$(3,735)	$(4,829)
Depreciation and amortization	2,298	2,266	4,561	4,587
Interest expense	2,788	2,417	5,235	4,733
Income tax expense (benefit)	255	41	306	(45)
EBITDA	$4,530	$4,750	$6,367	$4,446
Stock compensation expense	511	929	1,152	2,062
Change in fair value of derivative liabilities	(184)	(1,660)	40	(1,650)
Purchase accounting impact of fair valuing inventory	80	589	223	1,206
Purchase accounting impact of fair valuing deferred revenue	472	589	942	1,238
Gain on settlement of debt	—	(3)	—	(856)
Adjusted EBITDA	$5,409	$5,194	$8,724	$6,446

Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com

Investor Relations

Greg Wiggins

+1 360-464-4478

investor.relations@boxlight.com